Exhibit 15.1

[PwC Letterhead]

January 17, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Registration Statement on Form S-4 of JPMorgan Chase & Co. filed on January 17, 2024

Commissioners:

We are aware that our reports dated May 3, 2023, August 3, 2023 and November 1, 2023 on our reviews of interim financial statements of JPMorgan Chase & Co. and its subsidiaries (the “Firm”), which are included in the Firm's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, respectively, are incorporated by reference in this Registration Statement on Form S-4. Pursuant to Rule 436(c) under the Securities Act of 1933, each such report should not be considered a part of such registration statement, and is not a report within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP